Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders’
STC Holdings, Inc.

We have audited the accompanying balance sheets of STC Holdings, Inc. (the Company) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2006, and the period from Inception (September 21, 2005) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of STC Holdings, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006 and the period from Inception through December 31, 2005, in conformity with generally accepted accounting principles in the United States of America.

As discussed in Note 8 of the financial statements, MDI, Inc. acquired the outstanding common stock of STC Holdings, Inc. on October 8, 2007.

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP
December 13, 2007
Austin, Texas

STC HOLDINGS, INC.
BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$ 331	$ -
Advances to shareholders	113,556	15,000
Total current assets	113,887	15,000

Property:
Building	1,230,963	1,230,963
Land	300,000	300,000
Construction in progress	3,206,604	-
Total property	4,737,567	1,530,963

Total assets	$ 4,851,454	$ 1,545,963

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Related party payables	$ 1,832,749	$ 3,038
Rental deposits	29,594	-
Accrued expenses	47,959	-
Notes payable	3,195,452	1,547,448
Total current liabilities	5,105,754	1,550,486

Long-term liabilities	-	-

Total liabilities	5,105,754	1,550,486

Commitments and contingencies	-	-

Stockholders' deficit
Common stock, no par value; 10,000,000 shares authorized; 3,000,000 shares issued at December 31, 2006 and December 31, 2005	1,000	1,000
Shareholder receivable	(1,000)	(1,000)
Accumulated deficit	(254,300)	(4,523)
Total stockholders' deficit	(254,300)	(4,523)
Total liabilities and stockholders' deficit	$ 4,851,454	$ 1,545,963

The accompanying notes are an integral part of these financial statements.

STC HOLDINGS, INC.
STATEMENTS OF OPERATIONS

	Year ended December 31,	Period from Inception (September 21, 2005) to December 31,
	2006	2005
Rental income	$ -	$ -
Operating costs:
General and administrative	184,283	1,301
Interest expense	65,494	3,222
	249,777	4,523

Net loss	$ (249,777)	$ (4,523)

The accompanying notes are an integral part of these financial statements.

STC HOLDINGS, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Receivable from	Accumulated
	Shares	Amount	Shareholder	Deficit	Total

Balance, September 21, 2005 (Inception)	-	$ -	$ -	$ -	$ -

Issuance of common stock	3,000,000	1,000	(1,000)	-	-
Net loss	-	-	-	(4,523)	(4,523)

Balance, December 31, 2005	3,000,000	$ 1,000	$ (1,000)	$ (4,523)	$ (4,523)

Net loss	-	-	-	(249,777)	(249,777)

Balance, December 31, 2006	3,000,000	$ 1,000	$ (1,000)	$ (254,300)	$(254,300)

The accompanying notes are an integral part of these financial statements.

STC HOLDINGS, INC.
STATEMENTS OF CASH FLOWS

	Year ended December 31,	Period from Inception (September 21, 2005) to December 31,
	2006	2005
Operating Activities:
Net loss	$ (249,777)	$ (4,523)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of notes payable discount	67,552	3,222
Changes in operating assets and liabilities
Advances to shareholder	(98,556)	(15,000)
Accrued and other current liabilities	77,553	-
Purchase of building and property	-	(1,530,963)
Purchase of property improvements	(3,206,604)	-

Net cash used in operating activities	(3,409,832)	(1,547,264)

Financing Activities:
Proceeds from notes payable	3,195,452	1,544,226
Changes in related party payable	1,829,711	3,038
Repayment of notes payable	(1,615,000)	-
Net cash provided by financing activities	3,410,163	1,547,264
Net decrease in cash and cash equivalents	331	-
Cash and cash equivalents, beginning of period	-	-
Cash and cash equivalents, end of period	$ 331	$ -

Non cash financing activity
Issuance of common stock	$ -	$ 1,000

Supplemental cash flow information:
Cash paid during the year for:
Interest	$ 57,377	$ -
Income taxes	$ -	$ -

The accompanying notes are an integral part of these financial statements.

STC HOLDINGS, INC.
Notes to Financial Statements
December 31, 2006 and 2005

Note 1                                Organization and Basis of Presentation

STC Holdings, Inc. (the “Company”) was formed on September 21, 2005 for the purpose of owning the property located at 10226 San Pedro Ave. in San Antonio, Texas (the “Property”).  The Property consists of a two-story, 32,000 square foot building and one other building bringing the total footage to 50,000. The Company is a holding company with limited assets and operations other than the Property and related debt.

The financial records of the Company are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred.  The three million shares of stock have been transferred historically.  Fair value purchase accounting has not been applied to these transactions.

Note 2                                Summary of Significant Accounting Policies

Use of Estimates
In preparing our financial statements, we make estimates, assumptions and judgments that can have a significant effect on our revenues, income or loss from operations, and net income or loss, as well as on the value of certain assets on our balance sheet.  We believe that there are several accounting policies that are critical to an understanding of our historical and future performance as these policies affect the reported amounts of revenues, expenses, and significant estimates and judgments applied by management.  While there are a number of accounting policies, methods and estimates affecting our financial statements, areas that are particularly significant include receivable reserves, recoverability of long-lived assets and revenue recognition.

Cash and Cash Equivalents
The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

Receivables and Allowance for Uncollectible Accounts
Included in tenant receivables are base rents and tenant reimbursements.  The Company establishes an allowance for uncollectible accounts receivable on a case-by-case basis when we believe the required payment of specific amounts owed is unlikely to occur. Past due balances are written off when collection efforts have been deemed unsuccessful.  As of December 31, 2006 and 2005, no receivables were identified as uncollectible.

Property and Equipment
The Company depreciates its building using the straight-line method of depreciation over the useful life which is 35 years.  No depreciation expense was recorded for the years ended December 31, 2006 and 2005 as the building had not been placed into service as of December 31, 2006.  The Company capitalizes costs incurred to build or remodel its building that extend the life of the building.

Revenue Recognition
The Company derives its revenues from tenant rents.  Tenant rents include base rents and expense reimbursements.  Lease agreements contain provisions that require tenants to reimburse a pro rata share of real estate taxes and other common costs.  The Company recognizes revenue on tenant rents using the straight-line method over the term of the lease.

Impairment of Long-Lived Assets
Long-lived assets to be held and used are tested for recoverability whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. An impairment loss shall be recognized only if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. That assessment shall be based on the carrying amount of the asset at the date it is tested for recoverability, whether in use or under development. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. The Company periodically evaluates whether it has incurred any impairment loss. The Company has not made a provision for an impairment loss as of December 31, 2006.

Income Taxes
The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes.  This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years.

Note 3                                Property

On December 22, 2005 the Property was purchased by the Company from Leonard-Durham Properties for approximately $1.5 million.

During 2006, the building was renovated and related expenditures were capitalized to construction in progress.  As the first lease did not begin until January of 2007, the building was not placed into service and no depreciation expense was incurred until 2007.  During 2006, $83,016 of interest was capitalized which is included in purchases of property improvements in the statement of cash flows.

Note 4                                Notes Payable

As of December 31, 2006 and 2005 the Company had the following notes payable:

	2006	2005
Broadway National Bank, 4.95%	$-	$175,000
Leonard Durham Properties, 10%	-	1,372,448
Frost Bank, LIBOR + 2.50%	3,195,452	-

Total notes payable	$3,195,452	$1,547,448

On December 22, 2005, the Company borrowed $1.44 million from Leonard-Durham Properties as part of the purchase price for the Property.  The note payable had no stated interest rate for the period December 22, 2005 to July 3, 2006, therefore the Company recorded a discount on the note payable of $70,773 and imputed interest during this period.  The original maturity date of July 3, 2006 was extended in July 2006 until paid by the Frost Bank note payable in November 2006.  Interest on this note was 10% per annum.

On December 22, 2005, the Company signed a promissory note with Broadway National Bank for $175,000.  The original maturity date was June 22, 2006 with an interest rate of $4.95%.  This note was collateralized by a certificate of deposit held by a related party.

On June 22, 2006, the Company renewed the Broadway note and collateralized the renewed note with a certificate of deposit held by FAS Construction Management, a related party.  This note was paid off by the Frost Bank note in November 2006.

On November 27, 2006, the Company signed a note agreement with Frost Bank with a maturity date of April 2007.  The total capacity of the note was $3.8 million with interest rate of LIBOR plus a spread of 2.5%.  As of December 31, 2006, the rate was 7.86%.  The loan was collateralized by the Property and guaranteed by a related party.  As of December 31, 2006 the note had $605 thousand in available borrowings remaining.

Note 5                                Commitments and Contingent Liabilities

The Company leases parking lot space under a long-term, non-cancelable lease. Minimum future rental payments for all long-term non-cancelable operating leases are presented below:

Year ending December 31,
2007	$24,000
2008	24,000
2009	24,000
2010	24,000
2011	10,000
$106,000

Note 6                                Related Party Transactions

In July 2006, the Company was purchased by FAS Construction Management (“FAS”).  As part of the renovation of the building, the Company hired FAS Construction Management (“FAS”), a related party and owner, to manage the renovation project.  FAS disbursed funds on behalf of the Company.  STC paid $536 thousand to FAS as part of the renovation costs of the building.

As of December 31, 2006 and 2005, the Company had advances to shareholders of $113 thousand and $15 thousand, respectively, for construction costs.

As of December 31, 2006 and 2005, the Company had related party payables of $1.8 million and $3 thousand, respectively, for construction costs.

The Company and FAS Construction Management, Inc. were under common control and the existence of that control may create operating results and financial position significantly different that if they were autonomous.

Note 7                                Income Taxes

The difference between the Company’s reported income tax benefit reported income tax benefit and the income tax benefit that would have resulted from applying federal statutory rates to the pre-tax loss from operations relates to effect of the Company recording a valuation allowance on its deferred tax assets.

At December 31, 2006, the deferred tax assets consisted primarily of net operating loss carry-forwards totaling approximately $200 thousand.  These net operating loss carry-forwards will begin to expire in 2027 if not utilized.

In assessing the realizability of deferred tax assets, management considered whether it was more likely than not that some portion or all of the deferred tax assets will be realized.  The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during periods in which temporary differences become deductible.  As the Company is a real estate investment company, the Company’s management does not expect to realize taxable operating profits. The Company has recorded a 100% valuation allowance as of December 31, 2006 and 2005.  The allowance increased by approximately $200 thousand during 2006.

Note 8                                Subsequent Events

The Company executed a Promissory Note (“Note”) dated April 5, 2007 in the original principal amount of $5,500,000 in favor of Capmark Finance, Inc., a California corporation (“Lender”). The Note is governed by the terms and conditions set forth in a Loan Agreement dated April 5, 2007 which provide, among other things for: (i) a maturity date of April 9, 2010; (ii) payment monthly of interest only until the maturity date at LIBOR plus two percent; (iii) payment on the maturity date of all unpaid principal and interest; (iv) the Company is given the right to extend the maturity date for two additional 12-month terms; (v) the Company may prepay the Note; (vi) the repayment of the Note is secured by the Property only, there being no personal liability to the Company.

On October 8, 2007, MDI, Inc. purchased all of the shares of STC Holdings, Inc., the owner of the land and buildings located at 10226 San Pedro Avenue in San Antonio which includes MDI’s headquarters and operational facilities. The purchase price was 3,306,122 shares of MDI, Inc. stock.